Exhibit 18

November 1, 2013

Board of Directors
Key Energy Services, Inc.
1301 McKinney Street
Suite 1800
Houston, TX 77010
Dear Directors:
We are providing this letter solely for inclusion as an exhibit to Key Energy Services, Inc. (the "Company") Form 10-Q filing pursuant to Item 601 of Regulation S-K.
As stated in Note 8 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, the Company changed its method of accounting for goodwill whereby the Company changed its annual goodwill impairment test date from December 31st to October 1st. Note 8 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances in that the change in date aligns with the company’s planning cycle, which should create a synergy and allow the goodwill impairment analysis to be embedded with the projection of future results for business planning purposes. The Company believes this will enhance the quality of the goodwill impairment analysis. Also, the change in date allows the Company more time to identify and respond to any issues noted in the analysis before finalization of SEC filings, which will improve the quality of financial reporting. The Company has prospectively applied the change in its annual goodwill impairment testing date beginning in the fourth quarter of 2013.
With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.
Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.
We have not audited the application of the aforementioned accounting change to the financial statements included in Part 1 of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2012. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.
Very truly yours,
/s/ GRANT THORNTON LLP